EXHIBIT 5.1

June 27, 2024

Energous Corporation

3590 North First Street, Suite 210
San Jose, California 95134

Re:	Post-Effective Amendments to Registration Statements on Form S-8 of Shares of Stock, par value $0.00001 per share, of Energous Corporation

Ladies and Gentlemen:

We have acted as counsel to Energous Corporation (the “Company”) in connection with the preparation of the following Post-Effective Amendments No. 1 to Registration Statements on Form S-8 (together, the “Post-Effective Amendment”) under the Securities Act of 1933, as amended (the “Act”), which the Company is filing with the Securities and Exchange Commission (the “Commission”) with respect to the Carryover Shares (as defined below) that are, or become, authorized for issuance under the 2024 Equity Incentive Plan (the “2024 Plan”):

•	Post-Effective Amendment No. 1 to Registration Statement No. 333-278352

•	Post-Effective Amendment No. 1 to Registration Statement No. 333-259621

•	Post-Effective Amendment No. 1 to Registration Statement No. 333-248536

•	Post-Effective Amendment No. 1 to Registration Statement No. 333-225396

•	Post-Effective Amendment No. 1 to Registration Statement No. 333-214785

•	Post-Effective Amendment No. 1 to Registration Statement No. 333-204690

•	Post-Effective Amendment No. 1 to Registration Statement No. 333-196360

Stockholders of the Company approved the 2024 Plan on June 12, 2024 (the “Effective Date”), pursuant to which 456,000 shares of the Company’s common stock, par value $0.00001 per share (“Common Stock”), are available for issuance (the “2024 Plan New Shares”). In addition to the 2024 Plan New Shares, the total number of shares available for issuance under the 2024 Plan includes (i) an aggregate of 259,274 shares of Common Stock that were previously available for future awards under the Registrant’s 2013 Equity Incentive Plan, the Registrant’s 2014 Non-Employee Equity Compensation Plan and the Registrant’s Performance Share Unit Plan (the “Prior Plans”) as of the Effective Date and (ii) up to an aggregate of 26,191 shares of Common Stock subject to outstanding awards under the Prior Plans as of the Effective Date that, on or after the Effective Date, lapse, expire, terminate or are canceled prior to the issuance of shares thereunder (collectively, the “Carryover Shares”).

We have examined the Post-Effective Amendment and such documents and records of the Company as we have deemed necessary for the purposes of this opinion. In giving this opinion, we have assumed the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any Carryover Shares that may be issued by the Company pursuant to the 2024 Plan, upon registration by its registrar of such Carryover Shares and the issuance thereof by the Company in accordance with the terms of the 2024 Plan, and the receipt of consideration therefor in accordance with the terms of the 2024 Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Perkins Coie LLP